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                                                               EXHIBIT (d)(1)(i)




                     FORM OF INVESTMENT MANAGEMENT AGREEMENT

         INVESTMENT MANAGEMENT AGREEMENT ("AGREEMENT"), dated as of June 30, 2003, between the AXA Premier VIP Trust, a Delaware business trust ("Trust"), and The Equitable Life Assurance Society of the United States, a New York Stock life insurance company ("Equitable" or "Manager").

         WHEREAS, the Trust is registered as an investment company under the Investment Company Act of 1940, as amended ("Investment Company Act");

         WHEREAS, Equitable is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act");

         WHEREAS, the Trust is and will continue to be a series fund having one or more investment portfolios, each with its own investment objectives, investment policies and restrictions;

         WHEREAS, the Investment Company Act prohibits any person from acting as an investment adviser to a registered investment company except pursuant to a written contract; and

         WHEREAS, the Board of Trustees of the Trust wishes to appoint Equitable as the investment manager and adviser of the Trust on behalf of the series specified in Appendix A to this Agreement;


         NOW, THEREFORE, the Trust and Equitable hereby agree as follows:


1.       APPOINTMENT OF EQUITABLE

         The Trust hereby appoints Equitable as the investment manager and adviser for each of the Funds of the Trust specified in Appendix A to this Agreement, as such Appendix A may be amended by Manager and the Trust from time to time ("Funds"), subject to the supervision of the Trustees of the Trust and in the manner and under the terms and conditions set forth in this Agreement. Manager accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date. Manager will be an independent contractor and will have no authority to act for or represent the Trust in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or another writing by the Trust and Manager.


2.       DUTIES OF THE MANAGER


         A. Subject to the general supervision and control of the Trustees of the Trust and under the terms and conditions set forth in this Agreement, Manager will manage the investment operations and composition of each Fund and render investment advice for each Fund, including the purchase, retention, and disposition of the investments, securities and cash contained in each Fund, in accordance with each Fund's investment objectives, policies and restrictions as stated in the Trust's Agreement and Declaration of Trust, By-Laws, and such Fund's Prospectus, Statement of Additional Information ("SAI") and Compliance Manual, as is from time to time in effect.


         B. As part of the advisory services it will provide hereunder, Equitable will:




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                  (i) obtain and evaluate, to the extent deemed necessary and advisable by Equitable in its discretion, pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Funds or are under consideration for inclusion in the Funds;

                  (ii) formulate and implement a continuous investment program for the Funds, which may consist of investing the assets of one or more of the Funds in other registered investment companies;

                  (iii) take whatever steps are necessary to implement the investment program for the Funds by arranging for the purchase and sale of securities and other investments, including issuing directives to the administrator of the Trust as necessary for the appropriate implementation of the investment program of the Funds;

                  (iv) keep the Trustees of the Trust fully informed in writing on an ongoing basis of all material facts concerning the investment and reinvestment of the assets in the Funds, its key investment personnel and operations, make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Trustees of the Trust;

                  (v) in accordance with procedures and methods established by the Trustees of the Trust, which may be amended from time to time, provide assistance in determining the fair value of all securities and other investments/assets in the Funds, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Adviser for each security or other investment/asset in the Funds for which market prices are not readily available;

                  (vi) cooperate with and provide reasonable assistance to the Trust's administrator, the Trust's custodian and foreign custodians, the Trust's transfer agent and pricing agents and all other agents and representatives of the Trust, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

         C. Manager will furnish to the Trust such statistical information, with respect to the investments that a Fund may hold or contemplate purchasing, as the Trust may reasonably request. Manager also agrees to furnish to third-party data reporting services all currently available standardized performance information and other customary data.

         D. Manager will also furnish to the Trust, at its own expense and without remuneration from or other cost to the Trust, the following:

                  (i) Office Space. Manager will provide office space in the offices of the Manager or in such other place as may be reasonably agreed upon by the parties hereto from time to time, and all necessary office facilities and equipment;

                  (ii) Personnel. Manager will provide necessary executive and other personnel, including personnel for the performance of clerical and other office functions, exclusive of those functions: (a) related to and to be performed under the Trust's contract or contracts for administration, custodial, accounting, bookkeeping, transfer, and dividend disbursing agency or similar services by any entity, including Manager or its affiliates, selected to perform such services



                                       2
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          under such contracts; and (b) related to the services to be provided by any Adviser pursuant to an Advisory Agreement; and

                  (iii) Preparation of Prospectus and Other Documents. Manager will provide other information and services, other than services of outside counsel or independent accountants or services to be provided by any Adviser under any Advisory Agreement, required in connection with the preparation of all registration statements and Prospectuses, prospectus supplements, SAIs, all annual, semiannual, and periodic reports to shareholders of the Trust, regulatory authorities, or others, and all notices and proxy solicitation materials, furnished to shareholders of the Trust or regulatory authorities, and all tax returns.

         E. Limitations on Liability. Manager will exercise its best judgment in rendering its services to the Trust, and the Trust agrees, as an inducement to Manager's undertaking to do so, that the Manager will not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, but will be liable only for willful misconduct, bad faith, gross negligence or reckless disregard of its duties or obligations in rendering its services to the Trust as specified in this Agreement. Any person, even though an officer, director, employee or agent of Manager, who may be or become an officer, Trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or when acting on any business of the Trust, to be rendering such services to or to be acting solely for the Trust and not as an officer, director, employee or agent, or one under the control or direction of Manager, even though paid by it.

         F. Section 11 of the Securities Exchange Act of 1934, as amended. The Trust hereby agrees that any entity or person associated with Manager that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of a Fund to the extent and as permitted by
Section 11(a)(1)(H) of the Securities Exchange Act of 1934, as amended ("1934 Act").

         G. Section 28(e) of the 1934 Act. Subject to the appropriate policies and procedures approved by the Board of Trustees, the Manager may, to the extent authorized by Section 28(e) of the 1934 Act, cause a Fund to pay a broker or dealer that provides brokerage or research services to the Manager, the Adviser, the Trust and the Fund an amount of commission for effecting a Fund transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Manager determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided in terms of that particular transaction or the Manager's overall responsibilities to the Fund, the Trust or its other investment advisory clients. To the extent authorized by said Section 28(e) and the Board of Trustees, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. In addition, subject to seeking "best execution" and in compliance with the Conduct Rules of the National Association of Securities Dealers, Inc., the Manager may also consider sales of shares of the Trust as a factor in the selection of brokers and dealers.

         H. Directed Brokerage. Subject to the requirement to seek best execution, and to the appropriate policies and procedures approved by the Board of Trustees, the Trust reserves the right to direct the Manager effect transactions in Fund securities through broker-dealers in a manner that will help generate resources to: (i) pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment pursuant to this Agreement; or (ii) finance activities that are primarily intended to result in the sale of Trust shares. At the discretion of the Board of Trustees, such resources may be used to pay or cause the payment of Trust Expenses or may be used to finance activities that are primarily intended to result in the sale of Trust shares.



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3.       DELEGATION OF MANAGER'S DUTIES AS INVESTMENT ADVISER

         With respect to any or all of the Funds, Manager may contract with one or more investment advisers ("Advisers") to carry out any and all of its duties specified in Paragraph 2 of this Agreement, provided that any contract with an Adviser (an "Advisory Agreement") imposes on the Adviser all the duties and conditions to which Manager is subject by Paragraph 2 of this Agreement, and further provided that each Advisory Agreement meets all requirements of the Investment Company Act and rules thereunder.


4.       ALLOCATION OF EXPENSES

         A.       Expenses Paid by the Manager:

                  (i) Salaries, Expenses and Fees of Certain Persons. Manager (or its affiliates) shall pay all salaries, expenses, and fees of the Trustees and officers of the Trust who are officers, directors/trustees, partners, or employees of Manager or its affiliates; and

                  (ii) Assumption of Trust Expenses. The payment or assumption by Manager of any expense of the Trust that Manager is not required by this Agreement to pay or assume shall not obligate Manager to pay or assume the same or any similar expense of the Trust on any subsequent occasion.

          B. Expenses Paid by the Trust: The Trust will pay all expenses of its organization, operations, and business not specifically assumed or agreed to be paid by Manager, as provided in this Agreement, or by an Adviser, as provided in an Advisory Agreement. Without limiting the generality of the foregoing, the Trust shall pay or arrange for the payment of the following:

                  (i) Preparing, Printing and Mailing of Certain Documents. The costs of preparing, setting in type, printing and mailing of Prospectuses, Prospectus supplements, SAIs, annual, semiannual and periodic reports, and notices and proxy solicitation materials required to be furnished to shareholders of the Trust or regulatory authorities, and all tax returns;

                  (ii) Officers and Trustees. Compensation of the officers and Trustees of the Trust who are not officers, directors/trustees, partners or employees of Manager or its affiliates;

                  (iii) Registration Fees and Expenses. All legal and other fees and expenses incurred in connection with the affairs of the Trust, including those incurred with respect to registering its shares with regulatory authorities and all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing with necessary regulatory authorities of any registration statement and Prospectus, and any amendments or supplements that may be made from time to time, including registration, filing and other fees in connection with requirements of regulatory authorities;

                  (iv) Custodian and Accounting Services. All expenses of the transfer, receipt, safekeeping, servicing and accounting for the Trust's cash, securities, and other property, including all charges of depositories, custodians, and other agents, if any;

                  (v) Independent Legal and Accounting Fees and Expenses. The charges for the services and expenses of the independent accountants and legal counsel retained by the Trust, for itself or its Independent Trustees (as defined herein);



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                  (vi) Transfer Agent. The charges and expenses of maintaining shareholder accounts, including all charges of transfer, bookkeeping, and dividend disbursing agents appointed by the Trust;

                  (vii) Brokerage Commissions. All brokers' commissions and issue and transfer taxes chargeable to the Trust in connection with securities transactions to which the Trust is a party;

                  (viii) Taxes. All taxes and corporate fees payable by or with respect to the Trust to federal, state, or other governmental agencies, including preparation of such documents as required by any governmental agency in connection with such taxes;

                  (ix) Trade Association Fees. Any membership fees, dues or expenses incurred in connection with the Trust's membership in any trade association or similar organizations;

                  (x) Bonding and Insurance. All insurance premiums for fidelity and other coverage;

                  (xi) Shareholder and Board Meetings. All expenses incidental to holding shareholders and Trustees meetings, including the printing of notices and proxy materials and proxy solicitation fees and expenses;

                  (xii) Pricing. All expenses of pricing of the net asset value per share of each Fund, including the cost of any equipment or services to obtain price quotations; and

                  (xiii) Nonrecurring and Extraordinary Expenses. Such extraordinary expenses, such as indemnification payments or damages awarded in litigation or settlements made.


5.       COMPENSATION OF MANAGER

         For its services performed hereunder, the Trust will pay Manager with respect to each Fund the compensation specified in Appendix A to this Agreement. Such compensation shall be paid to Manager by the Trust on the first day of each month; however, the Trust will calculate this charge on the daily average value of the assets of each Fund and accrue it on a daily basis.


6.       NON-EXCLUSIVITY

         The services of Manager to the Trust are not to be deemed to be exclusive, and Manager shall be free to render investment management, advisory or other services to others (including other investment companies) and to engage in other activities so long as the services provided hereunder by Manager are not impaired. It is understood and agreed that the directors, officers and employees of Manager are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors/trustees, or employees of any other firm or corporation, including other investment companies.


7.       SUPPLEMENTAL ARRANGEMENTS

         Manager may enter into arrangements with its parent or other persons affiliated or unaffiliated with Manager for the provision of certain personnel and facilities to Manager to enable Manager to fulfill its duties and obligations under this Agreement.


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8.       REGULATION

         Manager shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.


9.       RECORDS

         The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to Manager such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, such records shall promptly be returned to the Trust by Manager free from any claim or retention of rights therein, provided that the Manager may retain copies of any such records that are required by law. Manager shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or lawfully requested by applicable federal or state regulatory authorities.


10.      DURATION OF AGREEMENT

         This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has been approved: (i) by a vote of a majority of those trustees of the Trust who are not "interested persons" (as defined in the Investment Company Act) ("Independent Trustees") of any party to the Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Trust's outstanding securities. The Agreement shall continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by (i) the Trustees of the Trust or (ii) by the vote of either a majority of the outstanding voting securities of the Trust or, as appropriate, a majority of the outstanding voting securities of any affected Fund. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any affected Fund if a "majority of the outstanding voting securities" (as defined in Rule 18f-2(h) under the Investment Company
Act) of the affected Fund votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Fund affected by the Agreement or (b) all the Funds of the Trust.

         If the shareholders of any Fund fail to approve the Agreement or any continuance of the Agreement, Manager will continue to act as investment manager with respect to such Fund pending the required approval of the Agreement or its continuance or of a new contract with Manager or a different investment manager or other definitive action; provided, that the compensation received by Manager in respect of such Fund during such period will be no more than its actual costs incurred in furnishing investment advisory and management services to such Fund or the amount it would have received under the Agreement in respect of such Fund, whichever is less.


11.      TERMINATION OF AGREEMENT

         This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees, including a majority of the Independent Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any affected Fund, by the vote of a majority of the outstanding voting securities of such Fund, on sixty (60) days' written notice to Manager, or by Manager on sixty (60) days' written notice to the Trust. This Agreement will automatically terminate, without payment of any penalty, in the event of its assignment.


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12.      PROVISION OF CERTAIN INFORMATION BY MANAGER

         Manager will promptly notify the Trust in writing of the occurrence of any of the following events:

         A. Manager fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which Manager is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

         B. Manager is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and/or

         C. the chief executive officer or controlling stockholder of Manager or the Fund manager of any Fund changes or there is otherwise an actual change in control or management of Manager.


13.      AMENDMENTS TO THE AGREEMENT

         Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to any exemptive relief granted by the Securities and Exchange Commission ("SEC"), this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of each of the Funds affected by the amendment (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to any Fund if a majority of the outstanding voting securities of that Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Fund affected by the amendment or (b) all the Funds of the Trust.


14.      HEADINGS

         The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.


15.      NOTICES

         All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or Manager in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this section.


16.      FORCE MAJEURE

         Manager shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, Manager shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.


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17.      SEVERABILITY

         Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.


18.      INTERPRETATION

         Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Amended and Restated Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirements to which it is subject or by which it is bound, or to relieve or deprive the Trustees of their responsibility for and control of the conduct of the affairs of the Trust.


19.      GOVERNING LAW

         The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware (without giving effect to its conflict of laws principles), or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested persons," "assignment," and "affiliated persons," as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act unless otherwise stated herein. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

                                         AXA PREMIER VIP TRUST



                                         By:
                                            ------------------------------------
                                                  Steven M. Joenk
                                                  Chief Executive Officer




                                         THE EQUITABLE LIFE ASSURANCE
                                         SOCIETY OF THE UNITED STATES


                                         By:
                                            ------------------------------------
                                                  Peter D. Noris
                                                  Executive Vice President and
                                                  Chief Investment Officer




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                                   APPENDIX A
                                     TO THE
                         INVESTMENT MANAGEMENT AGREEMENT

                                      Funds




                       FUND                                                     MANAGEMENT FEE
                       ----                                                     --------------
AXA Conservative Allocation Portfolio                              0.10% of the Fund's average daily net assets

AXA Conservative-Plus Allocation Portfolio                         0.10% of the Fund's average daily net assets

AXA Moderate Allocation Portfolio                                  0.10% of the Fund's average daily net assets

AXA Moderate-Plus Allocation Portfolio                             0.10% of the Fund's average daily net assets

AXA Aggressive Allocation Portfolio                                0.10% of the Fund's average daily net assets